Exhibit 99.1

[OBJECT OMITTED]   Capital
                   Senior
                   Living
                   Corporation


For Immediate Release                                 Contact: Ralph A. Beattie
                                                                   972/770-5600


                        CAPITAL SENIOR LIVING CORPORATION
                      ANNOUNCES $85 MILLION SALE/LEASEBACK
                        WITH VENTAS HEALTHCARE PROPERTIES

DALLAS - (BUSINESS WIRE) - July 5, 2005 - Capital Senior Living Corporation (the "Company") (NYSE:CSU), one of the country's largest operators of senior living communities, today announced it has executed an agreement with Ventas, Inc. ("Ventas") (NYSE:VTR) for a six community, approximately $85 million sale/leaseback transaction. The six communities being sold to Ventas are owned by a joint venture between the Company and affiliates of Blackstone Real Estate Advisors ("Blackstone"). The joint venture, formed in December of 2001, is owned 10% by the Company and 90% by Blackstone. The Company earns management fees from the joint venture under long-term management contracts. Ventas is a leading healthcare real estate investment trust that owns healthcare and senior housing assets in 41 states.

The properties to be sold in this transaction have approximately 950 units and a combined resident capacity of nearly 1200 and include Crown Pointe in Omaha, Nebraska, The Harrison in Indianapolis, Indiana, Villa Santa Barbara in Santa Barbara, California, West Shores Village in Hot Springs, Arkansas, Cottonwood Village in Cottonwood, Arizona and The Amberleigh at Woodside Farms in Buffalo, New York. Financial occupancy in the six communities is approximately 84%. The transaction is expected to close in the third quarter of 2005, subject to lender and regulatory approvals and other customary closing conditions.

The triple net operating lease which the Company executed with Ventas has an initial term of ten years, with two 5-year renewal options. The initial lease rate will be 8% and will be subject to conditional escalation provisions.

The Company expects to record a gain on the sale of these six properties, which will be recognized over the initial lease term. Furthermore, the Company anticipates receiving net proceeds from the transaction which represent its equity interest and additional incentive payments from the joint venture. These proceeds are estimated to be approximately $6.5 million, subject to adjustments and prorations, compared to the Company's initial investment of approximately $1.6 million.

Upon closing the transaction, the Company will begin consolidating the revenues and expenses of the six communities on its income statement, along with the lease expense.

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CAPITAL/Page 2

Annualizing results of operations through May 2005, the six communities had approximately $20.0 million in revenue and $7.5 million in net operating income, before management fees of approximately $1.0 million.

"The joint venture has been successful for both the Company and Blackstone," James A. Stroud, Chairman of the Company said. "The Company reported income from its 10% joint venture interest, management fees from operations, and a back end gain four times its initial investment. I am pleased with the results of this joint venture structure."

"This sale/leaseback transaction adds significant top-line growth to the Company," added Lawrence A. Cohen, Chief Executive Officer. "While we have been earning management fees on these communities for some time, we will now be able to consolidate the results of operations and benefit from improvement in occupancies and increases in rental rates. These six high quality assets will form an excellent foundation for our new relationship with Ventas, an industry leader in senior housing investments."

"We are extremely pleased to enter into this transaction with Capital Senior Living," said Raymond J. Lewis, Senior Vice President and Chief Investment Officer of Ventas. "They are a premier operator in the senior housing industry and we hope to find more opportunities to grow our relationship together."


ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 54 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 39 senior living communities which the Company owns or in which the Company has an ownership interest, and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.


The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to


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CAPITAL/Page 3

licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533 for more information.

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